EXHIBIT 99

[inTEST News Release Letterhead)

inTEST ACQUIRES GERMAN
SEMICONDUCTOR TEST EQUIPMENT COMPANY

Acquisition Adds Important New Technology, Expands inTEST's Presence in Germany,
Provides Access to Key New Customers And Adds Technical Staff

CHERRY HILL, NJ, October 1, 2002 - inTEST Corporation (Nasdaq: INTT), a leading designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced its acquisition of privately held Intelogic Technologies GmbH. Financials were not disclosed.

Intelogic (www.intelogic.de) was founded in 1998 and is located in Rosenheim, Germany. Intelogic designs and manufactures docking systems, test head positioners, and other mechanical and automated equipment for the semiconductor production industry. Christian Mueller, the current managing director of Intelogic, has decades of experience in the ATE industry and in the design and construction of IC handling systems; subsequent to the acquisition he will be responsible for Intelogic's engineering and product development. Intelogic designs innovative solutions used to improve the productivity and cost effectiveness of semiconductor production and test equipment.

Robert E. Matthiessen, inTEST Corporation's President and CEO, commented, "This acquisition is complementary to inTEST's core business and immediately adds an important new technology, while saving us expensive development costs. Importantly, Intelogic will also expand our presence in Germany, provide access to key new customers, and add to our staff of experienced technical personnel."

About inTEST Corporation

inTEST Corporation is a leading designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com